SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.         )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

EQ ADVISORS TRUST

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED AUGUST 14, 2019

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about Harris Associates L.P. (“Harris”), an investment sub-adviser for a portion of the EQ/International Value Managed Volatility Portfolio (formerly the AXA International Value Managed Volatility Portfolio) (“Portfolio”), a series of EQ Advisors Trust (“Trust”).

The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual or Semi-Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144, or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Adviser”) serves as the Investment Adviser and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Distributors, LLC (“Distributor”) serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Adviser of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit FMG LLC, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace unaffiliated investment sub-advisers (“Sub-Advisers”) for the Trust and to amend the investment sub-advisory agreements between FMG LLC and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment.

On October 31, 2018, Northern Cross, LLC (“Northern Cross”), then Sub-Adviser to the portion of the Portfolio that is actively managed (“Active Allocated Portion”), notified FMG LLC of its resignation as Sub-Adviser to the Portfolio, effective on or about December 17, 2018 (“Resignation Date”). After internal discussions and discussions with the Board, FMG LLC decided it was in the best interest of the Portfolio to reallocate the Active Allocated Portion of the Portfolio from Northern Cross to BlackRock Investment Management, LLC (“BlackRock”), the Sub-Adviser to the portion of the Portfolio that seeks to track the performance of an index (“Index Allocated Portion”), before the Resignation Date. Effective November 5, 2018, the Active Allocated Portion of the Portfolio was reallocated to BlackRock to sub-advise on an interim basis while FMG LLC searched for a replacement Sub-Adviser. Subsequently, FMG LLC proposed that Harris replace Northern Cross as the Sub-Adviser to the Active Allocated Portion of the Portfolio.

At a regular meeting of the Board held on December 5-6, 2018 (“December 2018 Meeting”), the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, FMG LLC, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved FMG LLC’s proposal to approve a new Investment Sub-Advisory Agreement between FMG LLC and Harris with respect to the Portfolio (“Original Harris Agreement”), in connection with which Harris would replace Northern Cross as the Sub-Adviser to the Active Allocated Portion of the Portfolio. Harris became the new Sub-Adviser to the Active Allocated Portion effective on or about December 17, 2018.

At a regular meeting of the Board held on July 16-18, 2019 (“July 2019 Meeting”), the Board, including the Independent Trustees, considered and unanimously approved a new Investment Sub-Advisory Agreement between FMG LLC and Harris with respect to the Portfolio (“New Harris Agreement”) and approved the mailing of this Information Statement to shareholders. The terms of the New Harris Agreement are substantially identical to the terms of the Original Harris Agreement, except as to the effective date. The New Harris Agreement went into effect on or about July 16, 2019.1 Under the New Harris Agreement, Harris continues to serve as the Sub-Adviser to the Active Allocated Portion and implement its “International Strategy” in managing the Active Allocated Portion. In addition, BlackRock continues to serve as the Sub-Adviser to the Index Allocated Portion. You are receiving this Information Statement because a prior information statement regarding the appointment of Harris as Sub-Adviser was inadvertently not mailed within 90 days of Harris’ appointment. The cost of printing and mailing this Information Statement will be borne by FMG LLC.

Factors Considered by the Board

In reaching its decision to approve the New Harris Agreement at its July 2019 Meeting, the Board considered the overall fairness of the New Harris Agreement and whether the New Harris Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and the New Harris Agreement, including: (1) the nature, quality and extent of the overall services provided to the Portfolio by Harris; (2) comparative performance information; (3) the level of the sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) “fall out” benefits that may accrue to Harris and its affiliates (i.e., indirect benefits that they would not receive but for their relationship with the Portfolio). In considering the New Harris Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor. In addition, with respect to each factor, in connection with its approval of the New Harris Agreement at its July 2019 Meeting, the Board considered its conclusions in connection with its approval of the Original Harris Agreement at its December 2018 Meeting.

In connection with its deliberations, the Board took into account information prepared by the Adviser and Harris, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, Harris’ services, as well as Harris’ investment personnel, sub-advisory fee, performance information, and other matters. The Board also took into account information provided to the Trustees at prior Board meetings. The Board also considered that, in connection with the Board’s approval of the New Harris Agreement, the Board had requested and Harris had provided certain updates to the information it had provided in connection with the December 2018 Meeting. During the meeting, the Trustees met with senior representatives of the Adviser to discuss the New Harris Agreement and the information provided. The Independent Trustees also met in executive session during the meeting to discuss the New Harris Agreement and the information provided. The Independent Trustees were assisted by independent legal counsel prior to and during the meeting and during their deliberations regarding the New Harris Agreement and also received from counsel materials addressing, among other things, the legal standards applicable to their consideration of the New Harris Agreement. In approving the New Harris Agreement with respect to the Portfolio, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of the information provided, determined that the sub-advisory fee was fair and reasonable, and that the approval of the New Harris Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the New Harris Agreement.

[1]

As noted in “Additional Information Regarding the Investment Sub-Advisory Agreement” below, a new investment sub-advisory agreement between FMG LLC and Harris with respect to the Portfolio went into effect subsequent to the Original Harris Agreement and prior to the New Harris Agreement. The terms of all of these agreements between FMG LLC and Harris are not materially different from one another and, therefore, this Information Statement discusses primarily the Original Harris Agreement and the New Harris Agreement.

The Board evaluated the nature, quality and extent of the overall services provided to the Portfolio and its investors by Harris. In addition to the investment performance information discussed below, the Board considered Harris’ responsibilities with respect to the Portfolio (or the allocated portion thereof) pursuant to the New Harris Agreement, and Harris’ experience in serving as an investment adviser or sub-adviser for funds and/or accounts similar to the Portfolio. The Board considered that Harris, subject to the oversight of the Adviser, is responsible for making investment decisions with respect to the Portfolio (or the allocated portion thereof); placing with brokers or dealers orders for the purchase and sale of investments for the Portfolio (or the allocated portion thereof); and performing certain related administrative functions. The Board also reviewed information regarding Harris’ process for selecting investments for the Portfolio (or the allocated portion thereof), as well as information regarding the qualifications and experience of Harris’ portfolio managers who provide services to the Portfolio. The Board also considered information regarding Harris’ procedures for executing portfolio transactions for the Portfolio (or the allocated portion thereof) and Harris’ policies and procedures for selecting brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board received information regarding Harris’ trading experience and how Harris seeks to achieve “best execution” on behalf of the Portfolio (or the allocated portion thereof).

The Board also considered the Trust’s Chief Compliance Officer’s evaluation of Harris’ compliance program, policies and procedures, and certification that they were consistent with applicable legal standards. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving Harris and reviewed information regarding Harris’ financial condition and history of operations and potential conflicts of interest in managing the Portfolio.

The Board also considered performance data relating to Harris’ management of other funds and/or accounts with a similar investment strategy as the Portfolio (or the allocated portion thereof), as compared to an appropriate peer group and benchmark. The Board also considered information regarding the performance of the Harris International Equity composite relative to the performance of Northern Cross’ actively managed portion of the Portfolio over various time periods. The Board noted some short-term performance weakness but generally considered long-term performance to be more important than short-term performance. The Board also considered Harris’ expertise, resources, investment strategy, and personnel for advising the Portfolio (or the allocated portion thereof). The Board also considered Harris’ presentation to a sub-group of the Board’s Investment Committee during that committee’s March 12-13, 2019 meeting.

Based on its review, the Board determined that the nature, quality and extent of the overall services provided by Harris were appropriate for the Portfolio in light of its investment objective and, thus, supported a decision to approve the New Harris Agreement.

The Board considered the sub-advisory fee for Harris with respect to the Portfolio (or allocated portion thereof) in light of the nature, quality and extent of the overall services provided by Harris. In this regard, the Board considered the relative levels of the sub-advisory fee to be paid to Harris with respect to the Portfolio and the management fee to be retained by the Adviser in light of, among other factors, the services provided to the Portfolio by the Adviser and Harris. The Board also considered the sub-advisory fee in light of the fees that Harris charges under other advisory agreements with other comparable clients. Also, in this regard, the Board noted that the sub-advisory fee schedule under the New Harris Agreement is the same sub-advisory fee schedule that was in effect under the Original Harris Agreement. The Board noted that the management fee paid by the Portfolio to the Adviser would not change as a result of the approval of the New Harris Agreement.

The Board further noted that the Adviser, and not the Portfolio, would pay Harris and that the sub-advisory fee was negotiated between Harris and the Adviser. Moreover, the Board noted that the Adviser generally is aware of the fees charged by sub-advisers to other clients and that the Adviser believes that the fee agreed upon with Harris is reasonable in light of the nature, quality and extent of the investment sub-advisory services provided. Based on its review, the Board determined that the sub-advisory fee was fair and reasonable.

The Board also considered the estimated impact of the sub-advisory fee on the profitability of the Adviser. In this regard, the Adviser advised the Board that it did not regard Sub-Adviser profitability as meaningful to its evaluation of the New Harris Agreement. The Board acknowledged the Adviser’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee is the product of negotiations with the Adviser and reflects levels of profitability acceptable to the Adviser and Harris based on the particular circumstances in each case for each of them.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this was reflected in the sub-advisory fee schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the sub-advisory fee rate schedule for the Portfolio includes breakpoints that would reduce the sub-advisory fee rate as Portfolio assets under Harris’ management increase above certain levels. In this regard, the Board acknowledged that, at some levels, the breakpoints in a sub-advisory fee rate schedule may result in savings to the Adviser and not to investors. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Adviser, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also considered possible fall-out benefits and other types of benefits that may accrue to Harris, including the following. The Board considered that Harris, through its position as a Sub-Adviser to the Portfolio, may engage in “soft dollar” transactions. In addition, the Board noted that Harris may benefit from greater exposure in the marketplace with respect to Harris’ investment process and from expanding its level of assets under management, and Harris may derive benefits from its association with the Adviser and other Sub-Advisers. Based on its review, the Board determined that any fall-out benefits and other types of benefits that may accrue to Harris were fair and reasonable.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the New Harris Agreement are substantially identical to the terms of the Original Harris Agreement, except as to the effective date.

Pursuant to the New Harris Agreement, Harris is appointed by FMG LLC to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the portion of the Portfolio that has been allocated to Harris from time to time, subject to the direction, control and oversight of FMG LLC and the Board. The New Harris Agreement (1) will remain in effect for an initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually; (2) can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and Harris, or by FMG LLC or Harris on sixty days’ written notice to the Trust and the other party; and (3) terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Advisory Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the sub-advisory fee to Harris. The appointment of Harris as a Sub-Adviser to the Portfolio did not result in a change to the investment management fee paid by the Portfolio to FMG LLC.

The New Harris Agreement generally provides that Harris will not be liable for any losses, claims, damages, liabilities or litigation incurred by the Portfolio, the Trust or FMG LLC as a result of any error of judgment, mistake of law, or other action or omission by Harris, except that nothing in the New Harris Agreement limits Harris’ liability for any losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of Harris in the performance of any of its duties or obligations thereunder or (ii) any untrue statement of a material fact contained in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, the Trust or FMG LLC, or the omission to state therein a material fact known to Harris which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished by Harris to FMG LLC or the Trust.

Comparison of Sub-Advisory Fees

The sub-advisory fee schedule under the New Harris Agreement is the same sub-advisory fee schedule that was in effect under the Original Harris Agreement and is stated below.

Information Regarding Harris

The following provides additional information about Harris.

Harris is an investment adviser that primarily provides discretionary investment advisory services to individuals and institutions, including registered investment companies. Harris and Harris Associates, Inc. (“HAI”), Harris’ general partner, are wholly-owned subsidiaries of Natixis Investment Managers, L.P., which is an indirect subsidiary of Natixis Investment Managers (“Natixis IM”), an international asset management group based in Paris, France. Natixis IM is in turn owned by Natixis, a French investment banking and financial services firm that is principally owned by BPCE, France’s second largest banking group. As of June 30, 2019, Harris’ total assets under management were approximately $117 billion.

Effective on or about December 17, 2018, David G. Herro and Michael L. Manelli became jointly and primarily responsible for the investment decisions for the Active Allocated Portion of the Portfolio. Mr. Herro is a Partner, Deputy Chairman, Chief Investment Officer-International Equities and a Portfolio Manager of Harris. Mr. Herro has 33 years of investment industry experience and has been with Harris since 1992. Mr. Manelli is a Partner, Vice President, Senior International Investment Analyst and a Portfolio Manager of Harris. Mr. Manelli has 18 years of investment industry experience and has been with Harris since 2005.

Harris’ and HAI’s principal office is located at 111 S. Wacker Drive, Chicago, IL 60606. Harris’ principal executive officers and directors include:

Name	Title/Responsibilities
Anthony P. Coniaris	Director of HAI and Chairman
Kevin G. Grant	Director of HAI and Chairman
David G. Herro	Director of HAI and Deputy Chairman, Chief Investment Officer, International Equities
Kristi L. Rowsell	Director of HAI and President
Christopher W. Keller	Chief Operating Officer
Zachary D. Weber	Chief Financial Officer and Treasurer
Rana J. Wright	Vice President, General Counsel and Secretary
Justin D. Hance	Vice President and Director of International Research
M. Colin Hudson	Vice President
Eric Liu	Vice President
Jason E. Long	Vice President
Michael L. Manelli	Vice President
Colin P. McFarland	Chief Compliance Officer
Clyde S. McGregor	Vice President

Name	Title/Responsibilities
Thomas W. Murray	Vice President and Director of U.S. Research
William C. Nygren	Vice President, Chief Investment Officer, U.S. Equities
Jean Raby	Director of HAI, Natixis Investment Managers, 21 quai d’Austerlitz 75013, Paris, France
David Giunta	Director of HAI, Natixis Investment Managers, L.P., 888 Boylston Street Boston, MA 02199
Beverly M. Bearden	Director of HAI, Natixis Investment Managers, L.P., 888 Boylston Street Boston, MA 02199

Unless otherwise indicated, the address of each of these individuals is 111 S. Wacker Drive, Suite 4600, Chicago, Illinois 60606.

For its services to the Portfolio, Harris receives from FMG LLC a sub-advisory fee based on the assets of its allocated portion of the Portfolio as follows: 0.65% of the Harris allocated portion’s average daily net assets up to and including $50 million; 0.60% of the Harris allocated portion’s average daily net assets in excess of $50 million and up to and including $100 million; 0.50% of the Harris allocated portion’s average daily net assets in excess of $100 million and up to and including $1 billion; and 0.45% of the Harris allocated portion’s average daily net assets in excess of $1 billion.

Information with respect to sub-advisory fees charged by Harris to comparable funds subject to the 1940 Act that it sub-advises is provided in Appendix A to this Information Statement.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended December 31, 2018, the Portfolio paid Sanford C. Bernstein & Co., LLC, an affiliate of FMG LLC, brokerage commissions in the amount of $14,344.04, which represented 3.78% of the total brokerage commissions paid by the Portfolio.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of June 30, 2019. FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is an indirect wholly owned subsidiary of AXA Equitable Holdings, Inc. (“AEH”), which is a publicly owned company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio of the Trust. As of June 30, 2019, the Trustees and Officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of the Portfolio.

The following table sets forth information regarding the shareholders who were deemed to own beneficially more than five percent of the outstanding shares of any class of shares of the Portfolio as of June 30, 2019:

Shareholder	Class of Shares	Number of Shares Owned	Percentage of Class Owned
EQ/Aggressive Allocation Portfolio*	K	4,890,715.83	20.94%
EQ/Moderate Allocation Portfolio*	K	7,126,281.96	30.51%
EQ/Moderate-Plus Allocation Portfolio*	K	10,245,387.76	43.86%

*	Each portfolio operates under a “fund of funds” structure under which the portfolio invests substantially all of its assets in securities of other investment companies managed by FMG LLC.

Outstanding Shares

The outstanding shares of each class of the Portfolio as of June 30, 2019, are set forth below:

	Class IA	Class IB	Class K
Outstanding Shares	1,478,158	49,952,369	23,354,398

Additional Information Regarding the Investment Sub-Advisory Agreement

As described in the Portfolio’s Prospectus and Statement of Additional Information dated May 1, 2019, in 2018 AXA S.A. (“AXA”), a French insurance holding company, announced its intention to sell over time all of its interest in AEH, the indirect parent company of FMG LLC, through a series of sales of AEH’s common stock (“Sell-Down Plan”). On May 14, 2018, AXA sold approximately 24.5% of the outstanding shares of AEH via an initial public offering on the New York Stock Exchange. It was anticipated that one or more of the transactions contemplated as part of the Sell-Down Plan would result in the automatic termination of the Original Harris Agreement with respect to the Portfolio.

On November 20, 2018 and March 20, 2019, as part of the Sell-Down Plan, AXA announced the completion of secondary offerings of common stock of AEH and the sale by AXA to AEH of common stock of AEH. As a result of the secondary offerings and the share buybacks, AXA is no longer a majority shareholder of AEH. Upon the closing of the secondary offering and share buyback announced on March 20, 2019, which closed March 25, 2019, a new investment sub-advisory agreement, whose terms are not materially different from the Original Harris Agreement, between FMG LLC and Harris with respect to the Portfolio became effective.

A copy of the Trust’s June 30, 2019 Semi-Annual Report accompanies this Information Statement.

Appendix A

The chart below provides information regarding the sub-advisory fee(s) charged by Harris to comparable fund(s) subject to the 1940 Act that it sub-advises.

Name of Fund	Net Assets (as of June 30, 2019)	Sub-Advisory Fee Rate (as a % of average daily net assets)
Comparable Fund(s) - A	$406,339,528.87	0.65% on the first $50 million; 0.60% on the next $50 million; and 0.50% on the balance
Comparable Fund(s) - B	$318,543,106.87	0.60% on the first $125 million; 0.575% on the next $125 million; 0.55% on the next $250 million; and 0.50% on the balance
Comparable Fund(s) - C	$3,110,420,862.64	0.65% on the first $50 million; 0.60% on the next $50 million; 0.50% on the next $900 million; and 0.45% on the balance
Comparable Fund(s) - D	$654,998,607.09	0.60% on total assets